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                                  EXHIBIT 10.20

                  AMENDMENT NO. 2 TO MASTER AGREEMENT TO LEASE

      This Amendment No. 2 (hereinafter "Amendment 2") is made to that certain Master Agreement to Lease between National Health Investors, Inc. ("Landlord") and National HealthCare L.P. (formerly National HealthCorp L.P., now known as "Tenant") dated October 17, 1991, (hereinafter "Master Lease"), and is entered into effective this 15th day of January, 1996.

      PRELIMINARY STATEMENTS:

      WHEREAS, pursuant to the terms of the Master Lease, National HealthCare L.P. ("NHC") has heretofore agreed to lease certain licensed nursing homes or retirement centers in 40 geographical locations as identified on Exhibit A to said Master Lease; and

      WHEREAS, NHC has agreed to pay as additional rent for these facilities certain "Assumed Mortgage Debt,"; and

      WHEREAS, certain of the Mortgage Debt has, as of today, been repaid, defeased, refunded or otherwise changed; and

      WHEREAS, the parties agree to amend the Master Lease to reflect how NHC's obligations pursuant to the Master Lease are to be handled hereinafter;

      NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the parties do hereby amend the Master Lease by deleting the last sentence of Section 2.02.01 and substituting in lieu thereof the following:

            In the event that Landlord shall for any reason itself discharge (including by prepayment) any Assumed Mortgage Debt, Tenant shall thereafter pay the relevant Assumed Mortgage Debt Service Rent as follows:

            a) If the parties cannot otherwise reach agreement, Tenant shall thereafter pay the relevant Assumed Mortgage Debt Service Rent directly to Landlord in accordance with the original payment terms of the Assumed Mortgage Debt so discharged, or by agreement only

            b) At that interest rate as paid by Landlord on any secured or unsecured indebtedness, excluding the Line of Credit Note with Bank of Tokyo, issued in a transaction occurring within 30 days or more before or after the date of Landlord's prepayment with the principal of the Assumed Mortgage Debt to be paid as directed by Landlord to Tenant from time to time; provided further that in no event shall the principal payments on the Assumed Mortgage Debt be greater than the principal payments that were assumed at the time of the execution of the original Master Lease. To the extent that any prepayment by Landlord has the effect of prepaying debt owed by Tenant outside of its Assumed Mortgage Debt obligations under this Master Lease, then Tenant agrees to repay NHI said amount by its promissory note with a rate of interest as calculated in 2.02.01(b), with interest to only accrue during the calendar year in which the prepayment occurred and thereafter with principal and interest to be made in 180 equal monthly payments of principal and interest with said note to balloon on December 31, 2006, unless the Master lease is renewed in whole or part, in which case said note shall not balloon until December 31, 2011.

            The parties agree to amend the individual leases for the various Lease Properties from time to time in order to reflect Landlord's designated payment of the principal and rent component pursuant to this
      Section 2.02.01(b).

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      All the rest and residue of the Master Lease is hereby ratified and affirmed this the 15th day of January, 1996.

                                   NATIONAL HEALTH INVESTORS, INC.

                                   /s/ Richard F. LaRoche, Jr.
                                   Richard F. LaRoche, Jr., Vice President

                                   NATIONAL HEALTHCARE L.P.

                                   /s/ W. Andrew Adams
                                   W. Andrew Adams, President